Exhibit 2.1

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AGREEMENT AND PLAN OF MERGER

by

and

among

SUNRISE ACQUISITION COMPANY, LLC

SUNRISE MERGER COMPANY

GERARD GUEZ

TODD KAY

and

TARRANT APPAREL GROUP

Dated: February 26, 2009

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

		Page
7.4	Counterparts	35

7.5	Entire Agreement; Third Party Beneficiaries	35

7.6	Severability	35

7.7	Other Remedies; Specific Performance	36

7.8	Governing Law	36

7.9	Rules of Construction	36

7.10	Assignment	36

iii

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of February 26, 2009 (the “Agreement”), by and among Sunrise Acquisition Company, LLC, a California limited liability company (“Parent”), Sunrise Merger Company, a California corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Tarrant Apparel Group, a California corporation (the “Company”) and, solely for the purposes of ARTICLE 3, Sections 4.6, 4.7, 4.10, 4.11, 4.12 and ARTICLE 7, Gerard Guez and Todd Kay (the “Guarantors”).

RECITALS

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously determined that it is in the best interests of their respective shareholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

WHEREAS, the board of directors of the Company (the “Board”), after considering the recommendation of a committee (the “Special Committee”) of the Board formed for the purpose of, among other things, evaluating and making a recommendation to the full Board with respect to the acquisition proposal set forth in this Agreement, has by unanimous action of its directors, other than the Guarantors (i) determined that it is in the best interests of the Company and its shareholders other than the Guarantors to enter into this Agreement, (ii) approved the execution, delivery and performance by the Company of the Company’s obligations under this Agreement and the consummation of the Merger contemplated hereby and (iii) resolved to recommend that the shareholders of the Company approve this Agreement, upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, the boards of directors of Parent and Merger Sub have each unanimously approved this Agreement, the Merger and the other transactions contemplated by this Agreement;

WHEREAS, concurrently with the execution of this Agreement, the Guarantors are entering into an agreement (a “Rollover Agreement”), pursuant to which they have agreed to contribute to Parent, effective immediately prior to, and conditioned only upon, the Effective Time, all of the Shares (as defined below) owned beneficially or of record by such Guarantors (the “Rollover Shares”) in exchange for an equity interest in Parent, and upon the Effective Time such Rollover Shares shall be automatically cancelled and shall cease to exist without any payment therefor pursuant to Section 1.6(b) hereof;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, the Guarantors are executing and delivering to the Special Committee and the Company a joint and several

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guarantee (the “Bidder Guarantee”) in favor of the Company, pursuant to which among other things the Guarantors are personally guaranteeing the performance by Parent and/or Merger Sub of their respective payment obligations under this Agreement; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties and agreements to and with each other as specified in this Agreement in connection with the Merger.

NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE 1

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the California General Corporation Law (as amended from time to time, the “CGCL”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the corporation surviving the Merger. The Company, as the corporation surviving the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing an agreement of merger (the “Agreement of Merger”) with the Secretary of State of the State of California in accordance with the requirements of Section 1103 of the CGCL (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Agreement of Merger) being the “Effective Time”) on the Closing Date (as defined below). The closing of the Merger (the “Closing”) shall take place at the offices of Stubbs Alderton & Markiles, LLP, 15260 Ventura Boulevard, 20th Floor, Sherman Oaks, California, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in ARTICLE 5 hereof (other than those conditions, which by their terms, may only be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and in Section 1107 et. seq. and the other applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts,

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liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

1.4 Articles of Incorporation and Bylaws of Surviving Corporation.

(a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, but subject in all events to the requirements of Section 4.8(a), the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the CGCL, such Articles of Incorporation and the requirements of Section 4.8(a); provided, however, that as of the Effective Time the Articles of Incorporation shall provide that the name of the Surviving Corporation is “Sunrise Brands, Inc.”

(b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, but subject in all events to the requirements of Section 4.8(a), the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the CGCL, the Articles of Incorporation of the Surviving Corporation, such Bylaws and the requirements of Section 4.8(a); provided, however, that all references in such Bylaws to Merger Sub shall be deemed to refer to “Sunrise Brands, Inc.”

1.5 Directors and Officers of Surviving Corporation.

(a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

(b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

(a) Conversion of Shares. Each share of common stock of the Company, no par value per share (the “Company Common Stock,” which, together with the associated rights to purchase one one-thousandth (1/1000th) of a share of Series B Preferred Stock, no par value, of the Company (the “Series B Preferred Stock”), pursuant to the Rights Agreement, are referred to herein as (the “Shares”), issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled without payment pursuant to Section 1.6(b) hereof

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and any Dissenting Shares (as defined in Section 1.7 hereof)), will be canceled and extinguished and automatically converted into the right to receive cash, without interest, in an amount equal to eighty-five cents ($0.85) per Share (the “Merger Consideration”), payable upon surrender of the stock certificate (each, a “Certificate”) representing such Share in the manner provided in Section 1.8 hereof (or in the case of a lost, stolen or destroyed Certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10 hereof).

(b) Cancellation of Treasury and Parent-Owned Shares. Each Share held by the Company, Parent, Merger Sub or any direct or indirect wholly-owned subsidiary of the Company or Parent immediately prior to the Effective Time (including the Rollover Shares) shall be canceled and extinguished without any conversion thereof or payment therefor.

(c) Capital Stock of Merger Sub. Each share of common stock, no par value, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation. Each stock certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall from and after the Effective Time evidence ownership of an equivalent number of such shares of capital stock of the Surviving Corporation.

(d) Company Stock Options. Each option to purchase Company Common Stock (“Company Stock Option”) issued and outstanding immediately prior to the Effective Time (whether or not then-vested) shall be cancelled and converted into only the right to receive the cash consideration as determined pursuant to the next two sentences. With respect to each Company Stock Option that has a per share exercise price that is less than the Merger Consideration (an “In the Money Option”), each holder of such In the Money Option shall be entitled to receive an amount in cash equal to the product of (A) the number of shares of Company Common Stock as to which such In the Money Option could be exercised (assuming full vesting), multiplied by (B)(i) the Merger Consideration less (ii) the per share exercise price of such In the Money Option (the “Option Consideration”). Any Company Stock Option that is not an In the Money Option shall be cancelled immediately prior to the Effective Time without any payment or continuing liability of the Company or the Surviving Corporation in respect thereof. At the Effective Time, Parent shall deliver to the Surviving Corporation cash in an amount equal to the aggregate Option Consideration payable to holders of In the Money Options that were cancelled and converted into the right to receive Option Consideration pursuant to this Section 1.6(d), and the Surviving Corporation shall promptly deliver such cash to the holders of In the Money Options entitled thereto. The Company shall, prior to the Effective Time, use its commercially reasonable efforts to take such action, adopt such amendments, and obtain all such consents, as shall be required (i) to cause all then outstanding Company Stock Options to become fully vested immediately prior to the Effective Time; and (ii) to cancel, effective immediately prior to the Effective Time, all then outstanding Company Stock Options such that the holder of any such Company Stock Option shall have no further interest in such Company Stock Option, or rights in respect thereof or

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with respect thereto, other than the right to receive the applicable Option Consideration as provided above; provided, that the failure of any Guarantor to grant consent to any amendment to the terms of any Company Stock Options (or the related award or option agreement) shall not be deemed to result in a violation of the Company’s obligations under this Section 1.6(d).

(e) Company Warrants. Each warrant to purchase Company Common Stock (collectively, the “Company Warrants”) issued and outstanding at the Effective Time and which does not terminate in accordance with its terms as a consequence of the Merger, will be canceled and extinguished and automatically converted into the right to receive cash, if any, without interest, in an amount determined in accordance with the terms of the applicable Company Warrant (the “Warrant Consideration”). At the Effective Time, Parent shall deliver to the Surviving Corporation an amount equal to the aggregate Warrant Consideration payable to holders of Company Warrants that were converted into the right to receive Warrant Consideration pursuant to this Section 1.6(e), and the Surviving Corporation shall promptly deliver the Warrant Consideration to such holders of Company Warrants.

1.7 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, any Shares that are issued and outstanding immediately prior to the Effective Time and that are held by a shareholder of the Company who has properly exercised his, her or its dissenter’s rights under Chapter 13 of the CGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), but instead such Shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of the CGCL. If any such holder shall fail to perfect, or shall effectively withdraw or lose his, her or its right to dissent from the Merger and be paid the fair market value of their Shares under Chapter 13 of the CGCL, each of such holder’s Dissenting Shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive only the Merger Consideration for such Dissenting Shares, without any interest thereon, upon surrender, in the manner provided in Section 1.8 hereof, of the Certificate or Certificates that formerly evidenced such Dissenting Shares (or the delivery of an affidavit of loss and any required bond required pursuant to Section 1.10). The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for Dissenting Shares received by the Company prior to the Effective Time, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the CGCL. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands. It is expressly acknowledged and agreed that the assertion of any appraisal rights by any shareholder of the Company shall not affect or excuse Parent’s, Merger Sub’s or the Guarantors’ obligations hereunder.

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1.8 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as the paying agent (the “Paying Agent”) for the Merger, to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a). At or prior to the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration payable pursuant to the Merger. The deposit made by Parent or Merger Sub pursuant to this Section 1.8(a) is hereinafter referred to as the “Exchange Fund.” If the Exchange Fund is at any time insufficient to make all the payments contemplated by Section 1.6(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount sufficient to allow the Paying Agent to make all such payments in full. Parent shall instruct the Paying Agent to cause the Exchange Fund to be (i) held only for the benefit of the holders of the Shares, and (ii) delivered to the holders of Shares cancelled in the Merger in payment of the Merger Consideration to which they are entitled, subject only to the surrender of the Certificates representing such cancelled Shares in accordance with this Section 1.8 (or the delivery of an affidavit of loss and any required bond required pursuant to Section 1.10). The Exchange Fund shall be invested by the Paying Agent as directed by Parent, but risk of loss or diminution of value will remain with Parent and no losses from investments will excuse the obligations to at all times fully fund the Exchange Fund.

(b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a Certificate or Certificates (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent (or affidavits of loss and any required bond in accordance with Section 1.10) and shall contain such other customary provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (which instructions shall include provisions for payment of the Merger Consideration to a person other than the person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to receipt of appropriate documentation and payment of any applicable taxes). Upon surrender of Certificates for cancellation (or affidavits of loss in lieu thereof together with any required bond in accordance with Section 1.10) to the Paying Agent together with a duly completed and validly executed letter of transmittal, the holders of such Certificates formerly representing the Shares shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all purposes, to evidence only the right to receive the applicable amount of Merger Consideration upon such surrender. Promptly following the valid surrender of any such Certificates (or the delivery of an affidavit of loss and any required bond required pursuant to Section 1.10), the Paying Agent shall deliver to the record holders thereof, without interest, the Merger Consideration.

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(c) Payments with respect to Unsurrendered Shares; No Liability. At any time following the first anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund that remains unclaimed by the holders of Shares cancelled in the Merger (including, without limitation, all interest and other income received by the Paying Agent in respect of the Exchange Fund), and thereafter such holders shall be entitled to look only to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) for any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of Shares for any Merger Consideration properly delivered in respect of such Shares to a public official pursuant to any abandoned property, escheat or other similar law.

(d) Transfers of Ownership. If the Merger Consideration is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including, if requested by Parent or the Paying Agent, a medallion signature guarantee), and that the persons requesting such payment will have either (i) first paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or (ii) established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

(e) Required Withholding. Notwithstanding the foregoing provisions, each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares, In the Money Options or Company Warrants such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code of 1986, as amended (the “Code”) or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined below). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid (and in respect of which Parent, the Paying Agent or the Surviving Company, as the case may be, made such deductions and withholdings).

(f) Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Common Stock or the shares of Company Common Stock issuable upon conversion, exercise or exchange of securities convertible into or exercisable or exchangeable for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend is declared thereon with a record date during such period, the Merger Consideration shall be correspondingly adjusted to reflect such change.

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1.9 No Further Ownership Rights in Shares. Payment of the Merger Consideration shall constitute payment in full satisfaction of all rights and claims pertaining to the Shares, and there shall be no further registration of transfers of any Shares on the records of the Surviving Corporation from and after the Effective Time. If Certificates are presented to the Surviving Corporation for any reason after the Effective Time, they shall be canceled and exchanged for the applicable amount of Merger Consideration, as provided in this ARTICLE 1.

1.10 Lost, Stolen or Destroyed Certificates. The Paying Agent shall pay the applicable amount of Merger Consideration with respect to any Shares represented by purportedly lost, stolen or destroyed Certificates, upon the execution and delivery of an affidavit of that fact by the record holder thereof; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such purportedly lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

ARTICLE 2

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Merger Sub, subject only to exceptions disclosed in (a) the Company’s public filings made with the United States Securities and Exchange Commission (the “SEC”) or (b) the disclosure schedule supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Schedule”), as follows:

2.1 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California. The Company has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect (as defined in Section 7.3(c)).

2.2 Capitalization. The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 2,000,000 shares of Preferred Stock, no par value per share (“Company Preferred Stock”), of which 250,000 shares have been designated as Series B Preferred Stock. At the close of business on the date of this Agreement: (i) 30,543,763 shares of Company Common Stock were issued and outstanding; (ii) no shares of Company Common Stock were held in the treasury of the Company; (iii) no shares of Company Preferred Stock were issued and outstanding; (iv) 5,881,909 shares of Company Common Stock are issuable upon the exercise of outstanding Company Stock Options (assuming full vesting and compliance with the terms thereof); and (v) 5,020,000 shares of Company

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Common Stock are issuable upon the exercise of outstanding Company Warrants in compliance with the terms thereof. There are no In the Money Options outstanding as of the date of this Agreement.

2.3 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger, subject to obtaining the Company Shareholder Approval (as defined in Section 5.1(a)) and the filing of the Agreement of Merger as required by the CGCL. The execution and delivery of this Agreement by the Company and the consummation of the Merger have been duly and validly authorized by the Board. The Special Committee has unanimously (i) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders other than the Guarantors, and (ii) recommended that the Board approve this Agreement and present this Agreement to the Company’s shareholders for their approval at a meeting of shareholders called for such purpose. The Board has, by unanimous action of all directors other than the Guarantors, (i) determined and resolved that the Merger is fair to, and in the best interests of, the Company and its shareholders other than the Guarantors, (ii) approved this Agreement and (iii) resolved to recommend that the Company’s shareholders approve this Agreement, all of which determinations and resolutions have not been rescinded, modified or withdrawn in any way as of the date of this Agreement. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent, Merger Sub and the Guarantors, constitutes the legal and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

2.4 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, conflict with or violate the Company’s Articles of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”).

(b) The execution and delivery of this Agreement by the Company does not, and the performance of its obligations under this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities Legal Requirements and state takeover laws, and the filing and recordation of the Agreement of Merger as required by the CGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect.

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2.5 Opinion of Financial Advisor. The Special Committee has received a written opinion (or oral opinion to be confirmed in writing) from its financial advisor, Houlihan Lokey Howard & Zukin Capital, Inc. (“Committee Financial Advisor”), that in its opinion, as of the date of such opinion, and subject to the assumptions, limitations and qualifications reflected therein, the Merger Consideration to be received by the holders of Shares other than the Guarantors, Parent, Merger Sub and their respective affiliates and any other persons who would be deemed to be members of a group with the foregoing, for purposes of Rule 13d-3 of the Exchange Act, is fair to such holders of Shares from a financial point of view.

2.6 Brokers. No broker, finder or investment banker (other than the Committee Financial Advisor) is entitled to any brokerage, finder’s or other fee or commission in connection with the Merger based upon arrangements made by or on behalf of the Company. The Company has previously provided the Parent with a true and complete copy of each agreement between the Company and the Committee Financial Advisor pursuant to which the Committee Financial Advisor would be entitled to any payment in connection with the Merger.

2.7 Rights Agreement. The Company has taken the necessary actions to declare the execution and delivery of this Agreement and the consummation of the Merger a Permitted Acquisition (as defined in the Rights Agreement).

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF PARENT, MERGER SUB AND THE GUARANTORS

Parent, Merger Sub and the Guarantors hereby jointly and severally represent and warrant to the Company as follows:

3.1 Organization and Qualification. Parent is a limited liability company duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Merger Sub has the requisite power and authority and all consents, authorizations and approvals of each applicable Governmental Entity necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except for such failures to have such power and authority or approvals as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent, Merger Sub or the Guarantors to perform their respective obligations under this Agreement or the Bidder Guarantee or to consummate the Merger, in each case without any material delay.

3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary limited liability company and corporate power and authority, respectively, to

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execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Merger and their other obligations hereunder, have been duly and validly authorized by all necessary limited liability company, corporate, member, manager, director and shareholder action on the part of Parent and Merger Sub, and no other actions or limited liability company, corporate, member or shareholder actions or proceedings on the part of Parent or Merger Sub are necessary to authorize the execution, delivery or performance of this Agreement by Parent or Merger Sub, or to consummate the Merger (other than obtaining the Company Shareholder Approval and the filing of the Agreement of Merger as required by the CGCL). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

3.3 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate Parent’s articles of organization or operating agreement or Merger Sub’s articles of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or Merger Sub or by which Parent’s or Merger Sub’s properties are or may be as a result of the execution and delivery of this Agreement bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default under (or an event that with notice or lapse of time or both would become a default), or alter or violate the rights or obligations of any party under, or give to any person any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent, Merger Sub or any Guarantor pursuant to any Contract to which Parent, Merger Sub or any Guarantor is a party or by which Parent, Merger Sub or any Guarantor or their respective properties are or may be bound or affected as a result of the execution, delivery or performance of their respective obligations under this Agreement or the Bidder Guarantee, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii) individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or, to the knowledge of Parent, Merger Sub, or the Guarantors, a Company Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, state securities Legal Requirements and state takeover laws, and the filing and recordation of the Agreement of

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Merger as required by the CGCL, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect or, to the knowledge of Parent, Merger Sub or the Guarantors, a Company Material Adverse Effect.

3.4 Proxy Statement. Subject to the limitation set forth in the last sentence of this Section 3.4, the information supplied by Parent, Merger Sub or the Guarantors (a) for inclusion in the proxy statement to be filed with the SEC in connection with the Shareholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”), or (b) for inclusion in any other documents that may be filed with the SEC in connection with the Merger or the other transactions contemplated hereby shall not, (i) at the respective times filed with the SEC, (ii) on the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to shareholders of the Company or (iii) at the time of the Shareholders Meeting, contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not false or misleading. Notwithstanding the foregoing, Parent, Merger Sub and the Guarantors make no representation or warranty with respect to any information supplied by the Company or any of its Representatives (as defined in Section 4.4(a)) for inclusion in the Proxy Statement.

3.5 Sufficient Funds. Parent, Merger Sub and the Guarantors collectively have and will have at the Effective Time sufficient funds to perform (and to cause Parent and Merger Sub to perform) their respective obligations under this Agreement and consummate the Merger, including payment of the Merger Consideration and all other payments contemplated hereby. The parties acknowledge and agree that, notwithstanding any other provision of this Agreement or the Bidder Guarantee, there is no financing condition or contingency to Parent and Merger Sub’s obligations to complete the Merger or to the Guarantors’ obligations hereunder or under the Bidder Guarantee. Parent, Merger Sub and the Guarantors have provided to the Company bank account information (the “Financial Statements”) demonstrating that they have, and at the Effective Time will have, the funds necessary to pay the Merger Consideration and all other amounts payable pursuant to the Merger (including under the Bidder Guarantee). The Financial Statements are true, complete and correct in all material respects, accurately reflect the funds on deposit in such accounts and the owners of and authorized signatories on such accounts, and such funds have not been pledged and are not being reserved or being held to be available to pay any liabilities or obligations as a result of which there would be insufficient funds available to pay the Merger Consideration or any other amounts payable by any of Parent, Merger Sub or the Guarantors pursuant to or as a consequence of the Merger (including under the Bidder Guarantee).

3.6 No Business Activities. All of the outstanding equity interests of Parent are owned by the Guarantors, and all of the outstanding capital stock of Merger Sub is owned by Parent. Neither Parent nor Merger Sub is a party to any material Contract (other than this Agreement

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or Contracts between or among Parent, Merger Sub and any of the Guarantors) and neither has conducted any business activities other than in connection with the organization of Parent and Merger Sub, the negotiation and execution of this Agreement and the consummation of the Merger. Merger Sub has no subsidiaries.

3.7 Ownership of Company Common Stock. Neither Parent nor Merger Sub directly or indirectly beneficially owns any Shares or other securities convertible into or exercisable or exchangeable for Shares. There are no voting trusts or other agreements, arrangements or understandings to which Parent, any of its subsidiaries or any Guarantor is a party with respect to the voting of the capital stock or other equity interest of the Company or any of its subsidiaries, nor are there any agreements, arrangements or understandings to which Parent, any of its subsidiaries or any Guarantor is a party with respect to the acquisition, divestiture, retention, purchase, sale (whether prior to or after the Effective Time) or tendering of the capital stock or other equity interest of the Company or any of its subsidiaries, except for this Agreement and the Rollover Agreement. The Rollover Shares represent 100% of the Shares directly or indirectly owned by the Guarantors.

3.8 Bidder Guarantee. Concurrently with the execution of this Agreement, the Guarantors have delivered to the Special Committee a true, complete and correct original signed copy of the Bidder Guarantee, dated as of the date hereof. Pursuant to the Bidder Guarantee, the Guarantors have, among other things, jointly and severally personally guaranteed all payment obligations of Parent and Merger Sub pursuant to this Agreement, on the terms and subject to the conditions set forth in the Bidder Guarantee. The Bidder Guarantee in the form so delivered to the Company is in full force and effect, and is a legal, valid and binding joint and several obligation of the Guarantors enforceable against the Guarantors or either of them in accordance with its terms.

3.9 Solvency

(a) Immediately after the Effective Time, and after giving effect to the Merger, the Surviving Corporation (i) will not be insolvent (either because the sum of its debts will be greater than the fair value of its assets or because the then present fair saleable value of its assets will be less than the amount required to pay its probable liability on its debts as they become absolute and matured), (ii) will not have unreasonably small capital with which to engage in its business, either (A) as presently conducted or (B) as intended by Parent to be conducted and (iii) will not have incurred or plan to incur debts beyond its ability to pay as they become absolute and mature.

(b) No transfer of property is being made and no obligation is being incurred in connection with the Merger or any other transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Company or the Surviving Corporation or their respective affiliates.

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3.10 Due Diligence. Parent, Merger Sub and the Guarantors acknowledge and agree that they have conducted their own independent investigation, review and analysis of the business, operations, assets, liabilities, and prospects of the Company and its subsidiaries and affiliates. Parent, Merger Sub and the Guarantors acknowledge that, should the Closing occur, Parent will acquire the Company and its properties, assets and liabilities without any representation or warranty of any kind, express or implied, except those representations and warranties expressly set forth in ARTICLE 2 of this Agreement or in any certificates delivered by the Company in connection with the Closing. To the knowledge of each of Parent, Merger Sub and the Guarantors, (a) there are no material inaccuracies in any representation or warranty of the Company in this Agreement, and (b) there are no facts or circumstances in existence as of the date hereof that constitute or reasonably could result in a Parent Material Adverse Effect or a Company Material Adverse Effect.

3.11 No Agreements with Company Shareholders. None of Parent, Merger Sub, any Guarantor nor any of their respective Representatives has entered into any oral or written agreement, arrangement or understanding, or authorized, committed or agreed to enter into any oral or written agreement, arrangement or understanding, pursuant to which any shareholder of the Company would be entitled to receive for their Shares consideration of a different amount or nature than the Merger Consideration.

ARTICLE 4

ADDITIONAL MATTERS

4.1 Conduct of Business by the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably conditioned, delayed or withheld), carry on its business in the usual, regular and ordinary course in all material respects in substantially the same manner as heretofore conducted. In addition, without the prior written consent of Parent, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company shall not, and shall not permit its subsidiaries to, do any of the following:

(a) Cause, permit or submit to a vote of the Company’s shareholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries), other than an amendment to the Company Charter Documents to effect a reverse stock split of the Company Common Stock approved by the Board and the Company’s shareholders prior to the date hereof;

(b) Issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to

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any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than (i) the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options or Company Warrants or (ii) amendments to the terms of outstanding Company Stock Options consistent with the requirements of Section 1.6(d);

(c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock of the Company or its subsidiaries or split, combine or reclassify any capital stock of the Company or its subsidiaries (other than inter-company dividends from the Company’s subsidiaries to the Company or to effect a reverse stock split of the Company Common Stock approved by the Board and the Company’s shareholders prior to the date hereof;

(d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement; or

(e) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(d) above.

Notwithstanding the foregoing restrictions or anything to the contrary in this Agreement, any action that is directly or indirectly initiated, permitted, voted for or consented to by either Guarantor (in their capacity as an employee, officer, director, manager, member, shareholder or partner of the Company or any subsidiary thereof) shall not be deemed to violate this Section 4.1, even if expressly prohibited hereby.

4.2 Proxy Statement. As promptly as reasonably practicable after the execution of this Agreement, the Company, in consultation with Parent, shall prepare and file the Proxy Statement with the SEC; provided, that the foregoing Company obligations shall be subject to Parent, Merger Sub and the Guarantors then being in compliance in all material respects with their covenants in Section 4.12 and this Section 4.2. Parent and Merger Sub shall provide promptly to the Company such information concerning itself (and, to the extent required, as to the Guarantors) as may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as reasonably practicable after any comments are received from the SEC thereon, the Company shall, in consultation with Parent, prepare and file any required amendments or supplements to the Proxy Statement, and as promptly as reasonably practicable after notice from the SEC that no such comments will be

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made or after clearing any comments from the SEC, the Company shall prepare and file the definitive Proxy Statement with the SEC and shall cause the Proxy Statement to be mailed to its shareholders as soon as reasonably practicable after the definitive Proxy Statement is filed with the SEC and printed for mailing. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel a reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to their being filed with the SEC, and shall give Parent and its counsel a reasonable opportunity to review all responses to requests for additional information and replies to comments from the SEC or its staff prior to their being filed with, or sent to, the SEC, and will provide Parent with a copy of all such filings made with the SEC to the extent not publicly available on the SEC’s website. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall as promptly as reasonably practicable inform Parent of such occurrence (or Parent shall promptly notify the Company of such occurrence to the extent related to Parent, Merger Sub or the Guarantors or information provided by or on behalf of Parent or Merger Sub or otherwise required to be included in the Proxy Statement or an amendment or supplement thereto), and the Company in consultation with Parent shall prepare and file with the SEC and mail to shareholders of the Company (if required by applicable Legal Requirements), such amendment or supplement.

4.3 Meeting of Company Shareholders.

(a) Promptly after the date hereof, but subject to the applicable exceptions in this Section 4.3 and Section 4.4, the Company shall take all action reasonably necessary in accordance with the CGCL and the Company Charter Documents to call, hold and convene an annual or special meeting of its shareholders for the purpose of considering and taking action on this Agreement and the Merger (the “Shareholders Meeting”); provided, that the foregoing Company obligations shall be subject to Parent, Merger Sub and the Guarantors then being in compliance in all material respects with their covenants in Section 4.12. Subject to the applicable exceptions in this Section 4.3 and Section 4.4, the Company shall use its reasonable efforts to hold the Shareholders Meeting as promptly as reasonably practicable, and, subject to the Company’s right to adjourn or postpone the Shareholders Meeting pursuant to this Section 4.3(a), in any event within forty-five (45) calendar days after the definitive Proxy Statement is mailed to the shareholders of the Company. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Shareholders Meeting (i) to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement that is required to be provided to the Company’s shareholders by applicable Legal Requirements is so provided by at least the minimum required deadline in advance of the Shareholders Meeting, (ii) if as of the time for which the Shareholders Meeting

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is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Shareholders Meeting, or (iii) if (A) an Acquisition Proposal (as defined in Section 4.4(d)(i) hereof) has been submitted to the Company and not withdrawn and the Board (or the Special Committee) is then considering such Acquisition Proposal in compliance with Section 4.4 or (B) the Board (or the Special Committee) is then considering a Change of Recommendation in compliance with Section 4.4. Subject to the applicable exceptions in this Section 4.3 and Section 4.4, the Company shall use commercially reasonable efforts to call, notice, convene, hold and conduct the Shareholders Meeting, retain a proxy solicitor, and solicit proxies in connection with the Shareholders Meeting in compliance with applicable Legal Requirements. Subject to the applicable exceptions in this Section 4.3 and Section 4.4, the Company’s obligation to call, give notice of, convene and hold the Shareholders Meeting in accordance with this Section 4.3(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal. The Company shall not submit any Acquisition Proposal to the vote of its shareholders or publicly propose to do so, unless this Agreement has been first validly terminated in accordance with Section 6.1 hereof.

(b) The Proxy Statement shall include the text of the fairness opinion referred to in Section 2.5 hereof. Subject to the applicable exceptions in this Section 4.3 and Section 4.4: (i) the Proxy Statement shall include a statement to the effect that the members of the Board (other than the Guarantors) unanimously recommend that the Company’s shareholders vote to approve this Agreement at the Shareholders Meeting; and (ii) neither the Board nor the Special Committee (or any other Board committee) shall make a Change of Recommendation except as permitted by Section 4.4(c).

(c) The Company shall perform its obligations to file and mail the Proxy Statement, to solicit proxies for the Shareholders Meeting, to call, notice, convene and hold the Shareholders Meeting in accordance with Section 4.3(a) and Section 4.3(b), and to submit this Agreement for approval by the shareholders of the Company at the Shareholders Meeting even if the Board or the Special Committee has made a Change of Recommendation; provided, however, notwithstanding the foregoing or anything to the contrary contained in this Agreement, the Company shall not be required to hold the Shareholders Meeting or take any other actions described in Section 4.3(a) or Section 4.3(b) if this Agreement is terminated in accordance with Section 6.1.

4.4 No Solicitation.

(a) From the date hereof until the earlier of the date of the Shareholders Meeting or the date this Agreement is terminated, the Company shall not, nor will it authorize or knowingly permit any of its officers, directors, affiliates or employees or any investment banker, attorney, accountant, or other advisor or representative retained by it (collectively, “Representatives” but excluding the Guarantors, when used with respect to the Company or its

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affiliates) to, and the Company shall direct its Representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any Acquisition Proposal; (ii) participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any Acquisition Proposal or any proposal or inquiry that could reasonably be expected to lead to any Acquisition Proposal; (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or agreement or obligation relating to any Acquisition Transaction (as defined in Section 4.4(d)(ii) hereof). Notwithstanding the foregoing, the terms of this Section 4.4 shall not prohibit the Company from furnishing non-public information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group of persons (and its or their Representatives) in response to an unsolicited written Acquisition Proposal submitted by such person or group (and not withdrawn) that the Board (or the Special Committee) concludes in good faith, after consultation with its outside counsel and the Committee Financial Advisor or another qualified financial advisor, constitutes, or is reasonably likely to lead to a Superior Offer (as defined in Section 4.4(d)(iii)) if: (1) neither the Company nor its Representatives shall have materially violated any of the restrictions set forth in this Section 4.4 in connection with the Acquisition Proposal in question; (2) the Board (or the Special Committee) concludes in good faith, after consultation with its outside legal counsel, that the failure to take such action would be inconsistent with the fiduciary duties of the Board (or the Special Committee) to the Company’s shareholders (other than the Guarantors) under applicable law; and (3)(x) at least one (1) business day prior to furnishing any such information to, or entering into negotiations or discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish information to, or enter into negotiations or discussions with, such person or group, and (y) prior to providing any non-public information regarding the Company, the Company receives from such person or group an executed confidentiality agreement. It is expressly understood and agreed that (A) informing any person as to the existence of these provisions in response to any unsolicited Acquisition Proposal, proposal or inquiry, without providing any additional non-public information, and (B) any actions taken by or on behalf of the Company or its subsidiaries that are initiated or permitted by or on behalf of Parent, Merger Sub or any Guarantor that otherwise would violate this Agreement shall not constitute, or be deemed to be, a violation of this Agreement by the Company, including this Section 4.4).

(b) From and after the execution of this Agreement, in addition to the obligations of the Company set forth in Section 4.4(a) hereof, the Company shall promptly advise Parent orally and in writing (within two business days) of any request received by the Company for non-public information with respect to an Acquisition Proposal or the receipt by the Company of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, the identity of the person or group making any such request or Acquisition Proposal and a copy of all material written materials provided by or on behalf of such person or group in connection with such request or Acquisition Proposal (other than any information such

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person or group identifies as confidential (“Third Party Confidential Information”)), provided, however, that the parties hereby acknowledge that the terms and conditions of the Acquisition Proposal itself shall not under any circumstance be deemed to be Third Party Confidential Information. After receipt of any such request or Acquisition Proposal, the Company shall keep Parent reasonably informed of the status thereof (including material amendments to any Acquisition Proposal) and shall promptly provide Parent a copy of all written materials (other than Third Party Confidential Information) subsequently provided by or on behalf of such person or group in connection with such request or Acquisition Proposal.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board or the Special Committee from withdrawing, amending, changing or modifying its recommendation in favor of the approval of this Agreement or approving or recommending any other Acquisition Proposal or approving or recommending or causing or permitting the Company to enter into any letter of intent, agreement or obligation with respect to an other Acquisition Proposal (any of the foregoing actions, whether by the Board, the Special Committee or another Board committee, a “Change of Recommendation”), at any time prior to the Company Shareholder Approval, but the Board (or the Special Committee) may do so only if all of the following conditions in clauses (i) through (v) are met: (i) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, the Board (or the Special Committee) determines that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Offer; (ii) neither the Company nor any of its subsidiaries nor any of their respective Representatives shall have materially violated any of its covenants or any of the restrictions on soliciting Acquisition Proposals set forth in Sections 4.3 and 4.4 hereof; (iii) the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least three business days prior to effecting such Change of Recommendation, which shall (A) state expressly that the Board (or the Special Committee) intends to effect a Change of Recommendation, and set forth in reasonable detail the facts and circumstances giving rise to the Board’s (or the Special Committee’s) decision to effect a Change of Recommendation and that the Board (or the Special Committee) has determined in good faith (after consultation with legal counsel) that the failure to take such action would be inconsistent with the fiduciary duties of the Board (or the Special Committee) to the shareholders of the Company (other than the Guarantors) under applicable Legal Requirements, and (B) if the Change of Recommendation is precipitated by the submission of an Acquisition Proposal that has not been withdrawn, such notice shall also disclose the identity of the person or group making such Acquisition Proposal and include a copy of any definitive documentation relating to such Acquisition Proposal and such other documentation reflecting the final terms and conditions of such Acquisition Proposal as are being considered by the Board (or the Special Committee) other than Third Party Confidential Information; (iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to propose adjustments in the terms and conditions of this Agreement during such three business day period, and negotiate in good faith with Parent with respect thereto during such three business day period; and (v) the Board (or the Special Committee) must have concluded in

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good faith, after consultation with its outside legal counsel, that in light of the facts and circumstances giving rise to the Board’s (or the Special Committee’s) decision to effect or consider effecting a Change of Recommendation as set forth in the Change of Recommendation Notice, and after considering any adjustments or negotiations pursuant to the preceding clause (iv), if applicable, failing to make such Change of Recommendation would be inconsistent with the fiduciary duties of the Board (or the Special Committee) to the Company’s shareholders (other than the Guarantors) under applicable Legal Requirements. If the Board (or the Special Committee) makes a Change of Recommendation, and this Agreement is not otherwise terminated pursuant to Section 6.1, the Company shall nonetheless submit this Agreement to the shareholders of the Company for consideration at the Shareholders Meeting as contemplated by Section 4.3(c).

(d) For purposes of this Agreement:

(i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent, Merger Sub or the Guarantors) relating to any Acquisition Transaction.

(ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the Merger involving: (A) any acquisition or purchase from the Company by any Third Party of more than a fifteen percent (15%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning fifteen percent (15%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the shareholders of the Company immediately preceding such transaction would hold less than fifty percent (50%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition to any Third Party of more than fifteen percent (15%) of the fair market value of the assets of the Company and its subsidiaries, taken as a whole (including capital stock of subsidiaries of the Company); or (C) any liquidation or dissolution of the Company.

(iii) “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal that the Board (or the Special Committee) determines in good faith, after consultation with its outside counsel and the Committee Financial Advisor or another qualified financial advisor, to be on terms more favorable to the Company shareholders from a financial point of view than the Merger, taking into account any revisions or modifications made by Parent to the proposed terms of the Merger pursuant to clause (iv) of Section 4.4(c) and any other factors deemed relevant by the Board (or the Special Committee).

(iv) “Third Party” means any person (including a “group” as defined in Section 13(d)-3 of the Exchange Act) other than Parent, Merger Sub, the Guarantors or any of their respective affiliates.

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(e) Nothing contained in this Section 4.4 shall prohibit the Board (or the Special Committee) from making any disclosures that reasonably may be required by applicable law, including any disclosures contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act; provided, however, that any such disclosure (other than a “stop-look-and-listen” statement or similar communication under Rule 14d-9(f) promulgated under the Exchange Act) relating to an Acquisition Proposal shall be deemed a Change of Recommendation unless the Board (or the Special Committee), reasonably promptly after exercising its rights under Section 4.4(c) with respect to such Acquisition Proposal, rejects acceptance of such Acquisition Proposal and reaffirms its recommendation in favor of the approval of this Agreement.

4.5 Public Disclosure. Except as otherwise permitted by Section 4.4(e), Parent and the Company shall reasonably consult with each other before issuing any press release or otherwise making any public statement with respect to this Agreement or the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirements or any listing agreement with any national securities exchange or national trading system, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement, to the extent reasonably practicable.

4.6 Reasonable Efforts. Upon the terms but subject to the conditions set forth in this Agreement, until the earlier of (a) the Shareholders Meeting and (b) the termination of this Agreement, each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make the Merger effective, in the most expeditious manner practicable including using commercially reasonable efforts to accomplish the following: (i) taking all commercially reasonable acts necessary and in the reasonable control of the party in question to cause the conditions precedent set forth in ARTICLE 5 to be satisfied, (ii) obtaining all necessary waivers, consents, approvals, orders and authorizations from Governmental Entities and making all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) required to be obtained or made by such party by any Governmental Entity if the failure to do so would reasonably result in a Parent Material Adverse Effect or Company Material Adverse Effect, (iii) obtaining all consents, approvals or waivers from third parties necessary to consummate the Merger, other than those the failure to obtain would not reasonably be expected to cause a Parent Material Adverse Effect or Company Material Adverse Effect (iv) defending any suits, claims, actions, investigations or proceedings, whether judicial or administrative, seeking to prohibit the consummation of the Merger, including using commercially reasonable efforts to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) executing and delivering any additional instruments requested by any other party hereto and that are reasonably necessary to consummate the Merger. In connection with and without limiting the foregoing, the parties hereto shall, if any state takeover statute or similar Legal Requirement is or becomes applicable to the Merger or this Agreement, use their respective commercially reasonable efforts to minimize the effect of such Legal Requirement on the parties’ ability to complete the Merger.

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4.7 Third Party Consents; Other Actions. The Company shall provide Parent with reasonable cooperation and assistance as reasonably requested by Parent in seeking to obtain any consents, waivers and approvals with respect to the Merger in connection with the Contracts set forth on Section 4.7 of the Company Schedule, and, to the extent such cooperation and assistance is so requested by Parent, then Parent and the Guarantors shall use their respective commercially reasonable efforts to obtain the consents, waivers and approvals with respect to the Merger in connection with the Contracts set forth on Section 4.7 of the Company Schedule.

4.8 Indemnification.

(a) The Articles of Incorporation and Bylaws of the Surviving Corporation, true and complete copies of which have been provided to the Board (or the Special Committee) prior to the date hereof, and the comparable organizational or governing documents of each of its subsidiaries, contain provisions intended to be no less favorable with respect to indemnification, advancement of expenses and exculpation of current or former directors, officers, employees and agents (such persons, with respect to Merger Sub, the Company, the Surviving Corporation, or their respective subsidiaries, the “Covered Persons”) than are currently set forth in the Company Charter Documents (or the equivalent organizational or governing documents of the relevant subsidiary of the Company) as in effect on the date hereof. Unless this Agreement is terminated prior to the Effective Time, the provisions in the Articles of Incorporation and Bylaws of the Surviving Corporation (in the forms provided to the Board (or the Special Committee) prior to the date hereof) shall not be amended, repealed, limited or otherwise modified from the date hereof and through a period of six years from the Effective Time in any manner that reasonably could adversely affect the rights thereunder of any such Covered Persons; provided, however, that in the event any claim is asserted against any Covered Person entitled to the protections of such provisions within such six year period, such provisions shall not be modified until the final disposition of any such claim.

(b) From and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, indemnify and hold harmless, to the fullest extent permitted under applicable law, and, without limiting the foregoing, as required pursuant to any indemnity agreements of the Company or any subsidiary of the Company entered into prior to the date hereof (which agreements the parties acknowledge and agree shall by virtue of the Merger be agreements with and obligations of the Surviving Corporation from and after the Effective Time), each current and former director, officer, employee or agent of the Company and each subsidiary of the Company (collectively, the “Indemnified Parties”) against any costs or expenses (including attorneys’ fees and expenses), judgments, inquiries, fines, losses, claims, settlements, damages or liabilities suffered or incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Indemnified Party is or was an officer, director, employee, fiduciary or agent of the Company or any subsidiary or affiliate of the Company and (b) any and all actions taken or omitted and any

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matters pending, existing or occurring at or prior to the Effective Time (including with respect to this Agreement, the Merger and the other matters contemplated hereby), whether asserted or claimed prior to, at or after the Effective Time (collectively “Losses”). In the event of any such claim, action, suit, proceeding or investigation, (w) each Indemnified Party will be entitled to advancement of out-of-pocket expenses (including attorneys’ fees) incurred in the defense of such claim, action, suit proceeding or investigation from Parent or the Surviving Corporation within five business days after receipt by Parent of a written request for such advance; provided, that if requested by Parent any Indemnified Party to whom expenses are advanced provides an undertaking in a reasonable and customary form to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification, (x) neither Parent nor the Surviving Corporation shall settle, compromise or consent to the entry of any judgment in any actual or threatened claim, action, suit, proceeding, or investigation in which indemnification could be sought by such Indemnified Party hereunder, unless such settlement, compromise or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, suit, proceeding or investigation or such Indemnified Party otherwise consents to such settlement or compromise or the entry of such judgment and (y) the Surviving Corporation shall cooperate in the defense of any such matter with any Indemnified Parties affected thereby and their respective Representatives (including their attorneys).

(c) The parties acknowledge and agree that the Company shall purchase (to be effective as of the Effective Time) a six year “tail” insurance policy with respect to the directors’ and officers’ liability insurance policies maintained by or on behalf of the Company and its subsidiaries on the date hereof (which policy is set forth on Section 4.8(c) of the Company Schedule (the “Current Policy”)) with such “tail” insurance policy having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such Current Policy as insureds (the “Insured Parties”) with respect to claims arising from any actual or alleged wrongful act or omission occurring while such Insured Party serves or served as an officer or director of the Company or any subsidiary or affiliate thereof, or otherwise serves or served the Company or such a subsidiary in an authorized capacity (including any acts or omissions relating to the negotiation or approval of this Agreement and the consummation of the Merger); provided, however, that if any claim is asserted or made against any Insured Party within such six year period, Parent shall (and shall cause the Surviving Corporation to) ensure that such insurance coverage will survive as to such claim until the final disposition of such claim. Notwithstanding the foregoing, if for any reason the Company does not obtain such “tail” policy at or prior to the Effective Time or if such “tail” policy is terminated, the issuer or carrier becomes financially unable to honor the terms of the policy, or such “tail” policy otherwise ceases to provide coverage to the Insured Parties after the Effective Time at least equivalent to that available under the Current Policy, Parent and the Surviving Corporation shall provide directors and officers liability insurance such that all Insured Parties have coverage for at least six years following the Effective Time (or such longer period as is necessary to resolve any claims asserted in such six year period)

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on terms and conditions which in the aggregate are not less advantageous to the Insured Parties as those provided by the Current Policy.

(d) This Section 4.8 is intended for the irrevocable benefit of, and to grant third party contractual rights to, the Covered Persons, Indemnified Parties, and Insured Parties, and the provisions of this Section 4.8 shall survive the consummation of the Merger as set forth herein and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Insured Parties (and their respective heirs, executors and Representatives) shall be entitled to enforce the covenants and rights contained in this Section 4.8. The obligations of Parent and the Surviving Corporation under this Section 4.8 shall not be terminated or modified in such a manner as to adversely affect the rights of any Covered Persons, Indemnified Parties or Insured Parties without the prior written consent of such affected person. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 4.8.

4.9 FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement in a customary form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

4.10 No Agreements with Company Shareholders. None of Parent, Merger Sub or any Guarantor will, nor will they authorize or permit any of their affiliates or Representatives to, enter into any oral or written agreement, arrangement or understanding, or to authorize, commit or agree to enter into any agreement, arrangement or understanding, pursuant to which any shareholder of the Company would be entitled to receive for their Shares consideration of a different amount or nature than the Merger Consideration.

4.11 Guarantor Matters. Each Guarantor agrees to vote or cause the voting of all Shares directly or indirectly beneficially owned by him in favor of approval of the Merger and this Agreement, and to take all actions necessary to cause Parent, Merger Sub and the Surviving Corporation, as applicable, to perform all of their respective agreements, covenants and obligations under this Agreement. Each Guarantor unconditionally guarantees to the Company the full and complete performance by Parent, Merger Sub and the Surviving Corporation, as applicable, of their respective covenants and obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of Parent, Merger Sub or the Surviving Corporation, as applicable, under this Agreement. The foregoing covenants are in addition to, and not in limitation of, the Guarantors’ joint and several obligations under the Bidder Guarantee. Each Guarantor has all right, power and authority to execute and deliver this Agreement and to perform its obligations hereunder and under the Bidder Guarantee (including in all cases authorization pursuant to any requisite spousal consents, if applicable), and the Guarantors’ covenants and agreements contained herein represent valid and binding obligations of each Guarantor and, assuming the valid execution and delivery by the Company, are enforceable against such respective Guarantors in accordance with their terms.

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4.12 Financing Matters. Each of Parent, Merger Sub and the respective Guarantors jointly and severally covenants and agrees that if between the date of this Agreement and the Closing they at any time believe there is a reasonable possibility that they collectively will not have sufficient funds to timely and fully perform their respective obligations hereunder, including payment in full of the Merger Consideration and all other payments contemplated hereby (such circumstance a “Funding Shortfall”), then the Guarantors, Parent and Merger Sub (a) shall provide prompt written notice of such Funding Shortfall to the Company in the manner provided in Section 7.2, setting forth in reasonable detail the nature and extent of the Funding Shortfall and the proposed resolution thereof, and (b) shall promptly and diligently use their respective reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, all things necessary, proper or advisable to arrange for financing (the “Alternative Financing”) in an amount sufficient to remedy the Funding Shortfall as promptly as reasonably practicable, such that the Guarantors, Parent and Merger Sub will be able to timely consummate the Merger and fully perform their respective obligations hereunder without material delay. If Parent, Merger Sub or the Guarantors seek or will be relying on Alternative Financing to provide the funds necessary to consummate the Merger or any other transactions contemplated by this Agreement, Parent shall keep the Company and the Special Committee reasonably informed of the status of such Alternative Financing efforts, including providing copies of all commitment papers or other documentation relating to such Alternative Financing as promptly as reasonably practicable after they become available to Parent, Merger Sub, any Guarantor, or any of their respective agents, advisors or representatives. Notwithstanding the foregoing, Parent, Merger Sub and the respective Guarantors acknowledge and agree that their respective obligations hereunder are not subject to any financing condition or contingency, regardless of whether they require, seek or are able to obtain any Alternative Financing, or the terms or availability (or unavailability) thereof.

ARTICLE 5

CONDITIONS TO THE MERGER

5.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

(a) Company Shareholder Approval. This Agreement shall have been duly approved by the shareholders of the Company, by the requisite vote provided for in the Company Charter Documents and under applicable law (the “Company Shareholder Approval”).

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order which is in effect and which has the effect of making the Merger illegal or otherwise legally prohibiting the consummation of the Merger.

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5.2 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Parent, Merger Sub and the Guarantors contained in this Agreement (without giving effect to any “Parent Material Adverse Effect”, “Company Material Adverse Effect” or other qualifications based on materiality) shall be true and correct as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate constitute or result in a Parent Material Adverse Effect. The Company shall have received a certificate attesting to the foregoing signed on behalf of Parent by an authorized officer of Parent.

(b) Agreements and Covenants. Parent, Merger Sub and the Guarantors shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate attesting to the foregoing signed on behalf of Parent by an authorized officer of Parent.

5.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement (without giving effect to any “Company Material Adverse Effect” or other qualifications based on materiality) shall be true and correct as of the date hereof and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of such specified date), except where the failure of such representations and warranties to be true and correct would not individually or in the aggregate constitute or result in a Company Material Adverse Effect; and except that the representations and warranties set forth in Section 2.2 shall be true and correct in all material respects. Parent shall have received a certificate attesting to the foregoing signed on behalf of the Company by the Chief Financial Officer of the Company.

(b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date, and Parent shall have received a certificate attesting to the foregoing signed on behalf of the Company by the Chief Financial Officer of the Company.

(c) Material Adverse Effect. No Company Material Adverse Effect shall have occurred since the date of this Agreement, and Parent shall have received a certificate attesting to the foregoing signed on behalf of the Company by the Chief Financial Officer of the Company.

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ARTICLE 6

TERMINATION, AMENDMENT AND WAIVER

6.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding (except as set forth below) any prior approval of this Agreement by the shareholders of the Company:

(a) by mutual written consent duly authorized by the boards of directors of Parent and the Company (in the case of the Company, acting through the Special Committee, if then in existence);

(b) by either the Company or Parent if the Effective Time shall not have occurred on or before the close of business on June 30, 2009 (as such date may be extended by mutual agreement of the parties, the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 6.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement;

(c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and non-appealable;

(d) by either the Company or Parent if the Company Shareholder Approval shall not have been obtained at the Shareholders Meeting or at any adjournment or postponement thereof; provided, however, that the right to terminate this Agreement under this Section 6.1(d) shall not be available to either party where the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

(e) by the Company, at any time prior to the approval of this Agreement by the Company’s shareholders, if (i) the Board (or the Special Committee) shall have effected a Change of Recommendation pursuant to and in compliance with Section 4.4(c) hereof, (ii) the Company shall have paid Parent the Parent Expenses provided under Section 6.3(c) hereof, and (iii) concurrently or within two (2) business days of such termination, the Company enters into a definitive agreement with respect to the Superior Offer that was the subject of such Change of Recommendation;

(f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent, Merger Sub or the Guarantors set forth in this Agreement, or if any representation or warranty of Parent, Merger Sub or the Guarantors shall have become untrue, in either case such that the conditions set forth in Section 5.2(a) or Section 5.2(b) hereof would not then be satisfied, provided, however, that if any such inaccuracy in Parent,

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Merger Sub or the Guarantors’ representations and warranties or breach by Parent, Merger Sub or the Guarantors is curable by Parent, Merger Sub or the Guarantors within twenty (20) calendar days after notice of such inaccuracy or breach through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 6.1(f) for twenty (20) calendar days after delivery of written notice from the Company (or the Special Committee) to Parent of such inaccuracy or breach, provided, Parent, Merger Sub or the Guarantors continue to diligently exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that the Company may not terminate this Agreement pursuant to this Section 6.1(f) if such inaccuracy or breach by Parent, Merger Sub or the Guarantors is cured during such twenty (20) calendar day cure period); provided, further, that Parent, Merger Sub and the Guarantors shall have no right of cure for any failure to have or obtain any funding necessary to complete the Merger and satisfy in full all payment obligations pursuant to the Merger;

(g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 5.3(a) or Section 5.3(b) hereof would not then be satisfied, provided, however, that if any such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company within twenty (20) calendar days after notice of such inaccuracy or breach through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 6.1(g) for twenty (20) calendar days after delivery of written notice from Parent to the Company of such inaccuracy or breach, provided, the Company continues to diligently exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(g) if such inaccuracy or breach by the Company is cured during such twenty (20) calendar day cure period);

(h) by Parent, if a Company Material Adverse Effect shall have occurred since the date of this Agreement; provided, however, that if such Company Material Adverse Effect is curable by the Company within twenty (20) calendar days after notice of such Company Material Adverse Effect through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 6.1(h) for twenty (20) calendar days after delivery of written notice from Parent to the Company of such Company Material Adverse Effect, provided, the Company continues to diligently exercise commercially reasonable efforts to cure such Company Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this Section 6.1(h) if such Company Material Adverse Effect is cured during such twenty (20) calendar day period);

(i) by Parent, if any of the following events shall have occurred: (i) the Board or the Special Committee shall for any reason have made a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of each of the Board and the Special Committee that holders of Shares vote in favor of approval of this

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Agreement; or (iii) the Board or the Special Committee fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of this Agreement within ten (10) calendar days after Parent requests in writing that such recommendation be reaffirmed; provided that Parent may only request such a reaffirmation following the public announcement by a Third Party of an Acquisition Proposal that is not subsequently withdrawn and only once in each such circumstance.

6.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 6.1 hereof will be effective immediately upon the delivery of written notice of the terminating party to the other parties hereto (or, if the termination is pursuant to Section 6.1(f), Section 6.1(g), or Section 6.1(h) hereof and the cure right described therein is applicable, no earlier than the expiration of the applicable cure period). In the event of the termination of this Agreement as provided in Section 6.1 hereof, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with this Agreement or the Merger, except (i) as set forth in this Section 6.2, Section 6.3 and ARTICLE 7 hereof, each of which provisions shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud or any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement or terminate any parties’ rights to specific performance pursuant to Section 7.7.

6.3 Fees and Expenses.

(a) General. Except as set forth below in this Section 6.3, Expenses shall be paid by the party incurring such Expenses, whether or not the Merger is consummated. As used in this Section 6.3, “Expenses” shall mean all out-of-pocket fees, costs and expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers and consultants to a party hereto and its affiliates) paid or incurred by or on behalf of a party in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the consummation of the transactions contemplated hereby, including (i) any due diligence and valuation costs and expenses, (ii) the preparation, printing, filing and mailing of the Proxy Statement and the solicitation of the Company Shareholder Approval required by this Agreement and (iii) all other matters reasonably related to this Agreement or the Merger.

(b) Parent Payments. If this Agreement is validly terminated by the Company pursuant to Section 6.1(f) (including, without limitation, as a result of Parent or Merger Sub breaching their respective obligations to effect the Merger at a time when all conditions to such obligations have been satisfied or validly waived), then Parent shall pay or cause to be paid to the Company an amount of cash equal to the sum of (i) $500,000 plus (ii) the aggregate amount of Expenses incurred by the Company (the sum of (i) and (ii), the “Business Interruption Fee”); provided, that the foregoing shall not prevent the Company from independently or concurrently seeking payment of the Business Interruption Fee under the Bidder Guarantee so long as the aggregate amount received by the Company from the Parent

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pursuant to this Section 6.3(b) and from the Guarantors pursuant to the Bidder Guarantee is not greater than the Business Interruption Fee; provided, further, the existence or payment of the Business Interruption Fee pursuant to this Section 6.3(b) or under the Bidder Guarantee shall not affect the Company’s rights to seek any other remedy available to it hereunder or at law or in equity, including in all cases the right to specific performance provided in Section 7.7. Parent shall pay or cause to be paid to the Company the Business Interruption Fee as promptly as reasonably practicable (and, in any event, within two business days following such termination), by wire transfer of immediately available funds to an account specified by the Company in writing to Parent, unless separately paid in full pursuant to the Bidder Guarantee prior to such time.

(c) Company Payments. If this Agreement is validly terminated by (i) Parent pursuant to Sections 6.1(g) or 6.1(i), (ii) the Company pursuant to Section 6.1(e), or (iii) either Parent or the Company pursuant to Section 6.1(d) after the Board (or the Special Committee) has effected a Change of Recommendation, then the Company shall pay or cause to be paid to Parent an amount of cash equal to the aggregate amount of Expenses incurred by Parent, Merger Sub and the Guarantors up to a maximum of $500,000 (collectively, “Parent Expenses”); provided, that the existence or payment of the Parent Expenses pursuant to this Section 6.3(c) shall not affect Parent’s rights to seek any other remedy available to it hereunder or at law or in equity, including the right to specific performance provided in Section 7.7. The Company shall pay or cause to be paid to Parent the Parent Expenses as promptly as reasonably practicable (and, in any event, within two business days following such termination), by wire transfer of immediately available funds to an account specified by Parent in writing to the Company.

(d) Failure to Pay. If a party fails to timely pay the Business Interruption Fee or the Parent Expenses, as applicable, when required pursuant to this Section 6.3, the unpaid amounts shall accrue interest for the period commencing on the date the unpaid amounts became past due until paid in full, at a daily rate equal to the prime lending rates as published daily in The Wall Street Journal during the period of delinquency. In addition, if any party fails or refuses to pay any such amounts when due, then the party to whom such amount is owed and not timely paid shall be entitled to receive, in addition to the amount owed, all of its reasonably documented out-of-pocket fees, costs and expenses (including reasonable attorneys’ fees and costs) incurred in connection with enforcing such payment rights and collecting any amounts owed and any interest thereon. These rights are in addition to, and not in limitation of, any other rights or remedies that otherwise may be available under this Agreement, the Bidder Guarantee or at law or in equity.

6.4 Amendment. This Agreement may be amended, modified or supplemented by the parties pursuant to action taken or authorized by their respective boards of directors (in the case of the Company, acting through the Special Committee, if then in existence) at any time prior to the Effective Time, whether before or after the Company Shareholder Approval has been obtained; provided, however, that after the Company Shareholder Approval has been obtained, no such amendment may be made that pursuant to applicable Legal Requirements

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requires further approval or adoption by the shareholders of the Company without such further shareholder approval or adoption. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed on behalf of each of the parties in interest at the time of the amendment.

6.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided, however, that after the Company Shareholder Approval has been obtained, no such waiver may be made that pursuant to applicable Legal Requirements requires further approval or adoption by the shareholders of the Company without such further shareholder approval or adoption. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

ARTICLE 7

GENERAL PROVISIONS

7.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent, Merger Sub or the Guarantors, to:

SUNRISE ACQUISITION COMPANY, LLC

9000 Sunset Boulevard, Penthouse

Los Angeles, California 90069

Attention: Gerard Guez and Todd Kay

Telephone No.: (310) 858-2600

Telecopy No.: (323) 881-0383

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with a copy to (which shall not constitute notice):

STUBBS ALDERTON & MARKILES, LLP

15260 Ventura Boulevard, 20th Floor

Sherman Oaks, California 91403

Attention: John J. McIlvery, Esq.

Telephone No.: (818) 444-4502

Telecopy No.: (818) 444-6302

(b)	if to the Company, to:

TARRANT APPAREL GROUP

3151 East Washington Boulevard

Los Angeles, California 90023

Attention: Chief Financial Officer

Telephone No.: (323) 881-0325

Telecopy No.: (323) 881-0332

with a copy to (which shall not constitute notice):

BINGHAM MCCUTCHEN LLP

355 South Grand Avenue, Suite 4400

Los Angeles, CA 90071-3106

Attn: John L. Filippone, Esq.

Telephone No.: (213) 680-6626

Telecopy No.: (213) 830-8626

7.3 Interpretation; Knowledge.

(a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

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(b) For purposes of this Agreement, with respect to any person that is not an individual, the term “knowledge” means the actual knowledge of such person’s directors and executive officers (except for the Guarantors, in the case of the Company) and the knowledge that any of such persons would be reasonably expected to have in the conduct of their respective duties, and, with respect to any individual, means the actual knowledge of such person, including in the cases of Parent, Merger Sub or the Guarantors, any knowledge any such person would have obtained through a review of the Company’s SEC filings made since December 31, 2006 and the exhibits thereto.

(c) For purposes of this Agreement, the term “Company Material Adverse Effect” means any change, event, violation, inaccuracy, or occurrence (each, an “Effect”), individually or when aggregated with other Effects, that is or would be reasonably likely to be materially adverse to the business, properties, assets, financial condition or results of operations of the Company and its subsidiaries taken as a whole; provided, however, that Effects arising from or relating to any of the following shall not be deemed in and of itself, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) conditions affecting the industries in which the Company participates (which Effects, in each case, do not materially and disproportionately affect the Company or its subsidiaries, as the case may be, relative to other apparel sourcing or apparel wholesale businesses), (B) conditions affecting the economy of the United States as a whole or any other economies in any locations where the Company or any of its subsidiaries has operations or sales (which Effects, in each case, do not materially and disproportionately affect the Company or its subsidiaries, as the case may be, relative to other apparel sourcing or apparel wholesale businesses operating in the same markets as the Company and its subsidiaries), (C) changes in applicable Legal Requirements (which Effects do not materially and disproportionately affect the Company or its subsidiaries, as the case may be, relative to other apparel sourcing or apparel wholesale businesses operating in the same markets as the Company and its subsidiaries), (D) any Effect directly or indirectly caused by or resulting from the announcement, pendency or anticipated or actual consummation of the transactions contemplated by this Agreement, (E) the Effect of taking or omitting any action to which Parent, Merger Sub or any of the Guarantors have given their consent or which action or omission was initiated, consented to or approved by any Guarantor in his capacity as an officer, director or shareholder of the Company, (F) in and of itself, any change in the trading price or trading volume of the Company Common Stock, (G) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress or the commencement or continuation of war involving the United States not requiring or involving an act of the United States Congress, (H) any Effect directly or indirectly caused by or resulting from the bankruptcy of Mervyns LLC or any of its affiliates, (I) any Effect resulting from any failure of the Company to collect any loans, debts or outstanding receivables owed to the Company by Parent, Merger Sub, the Guarantors, their respective affiliates or from any party for which any of the foregoing persons has provided a guarantee of payment or is acting as a surety, (J) any Effect resulting from or constituting a

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breach of any representation, warranty or covenant of Parent, Merger Sub or any Guarantor hereunder, (K) any failure by the Company to meet analyst estimates or expectations or any failure by the Company to meet its internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the facts or occurrences giving rise or contributing to such failure that are not otherwise excluded from the definition of a “Company Material Adverse Effect” may be taken into account in determining whether there has been a Company Material Adverse Effect), or (L) any Effect resulting from any default or event of default caused by the failure to obtain or maintain any waiver or consent required under the terms of any outstanding indebtedness or financing arrangements of the Company or any of its subsidiaries or affiliates, including credit facilities or other similar arrangements.

(d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(e) For purposes of this Agreement, an “affiliate” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided, that Parent, Merger Sub and the Guarantors shall not be deemed to be “affiliates” of the Company or its subsidiaries, and vice versa, nor shall any actions by or on behalf of Parent, Merger Sub or the Guarantors be deemed actions of or by the Company, its subsidiaries or their respective affiliates.

(f) For purposes of this Agreement, the term “business day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Los Angeles, California.

(g) For purposes of this Agreement, the term “Legal Requirements” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity.

(h) For purposes of this Agreement, the term “Governmental Entity” shall mean any federal, state, local or foreign court, administrative agency, commission, governmental or regulatory authority of competent jurisdiction, or any non-governmental self-regulatory agency, commission or authority having (through authority granted by constitution, statute, judicial decision or order, or by a governmental agency or commission) the force of law.

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(i) For purposes of this Agreement, the term “Contract” shall mean any loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture, lease, sublease, assignment of lease or occupancy agreement, agreement, contract, obligation, arrangement, understanding, undertaking, instrument, permit, franchise or license agreement, whether oral or written.

(j) For purposes of this Agreement, the term “Lien” shall mean any liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, interferences, options, rights of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

(k) For purposes of this Agreement, the term “Rights Agreement” means the Rights Agreement, dated as of November 21, 2003, as amended to date, between the Company and Computershare Trust Company, as Rights Agent thereunder.

7.4 Counterparts. This Agreement may be executed by facsimile or PDF signature and in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to each other party, it being understood that all parties need not sign the same counterpart.

7.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Rollover Agreement, the Bidder Guarantee, and the Company Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, representations, warranties and understandings, both written and oral, among the parties with respect to the collective subject matter hereof and thereof; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 4.8 hereof or in the Bidder Guarantee. It is acknowledged and agreed that the Bidder Guarantee represents an independent agreement, the effectiveness and validity of which shall be unaffected by the execution, delivery or any purported termination hereof or any amendment hereto.

7.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

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7.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. IT IS ACCORDINGLY AGREED THAT THE PARTIES SHALL BE ENTITLED TO SEEK AND OBTAIN AN INJUNCTION OR INJUNCTIONS TO PREVENT BREACHES OR THREATENED BREACHES OF THIS AGREEMENT AND TO ENFORCE SPECIFICALLY THE TERMS AND PROVISIONS HEREOF IN ANY COURT OF THE UNITED STATES OR ANY STATE HAVING JURISDICTION, THIS BEING IN ADDITION TO ANY OTHER RIGHTS OR REMEDIES TO WHICH THEY ARE OR MAY BE ENTITLED HEREUNDER, UNDER THE BIDDER GUARANTEE, OR AT LAW OR IN EQUITY.

7.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

7.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

7.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties; provided, that it is acknowledged and agreed that the members of the Board, other than the Guarantors, as well as the Special Committee shall be authorized and entitled to enforce the Company’s rights hereunder and under the Bidder Guarantee on behalf of the Company and its shareholders, other than the Guarantors. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

(Signatures on Following Page)

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IN WITNESS WHEREOF, the undersigned have executed this Agreement on the date first above written.

SUNRISE ACQUISITION COMPANY, LLC, a California limited liability company

By:	/s/ Gerard Guez
Name:	Gerard Guez
Title:	Manager

SUNRISE MERGER COMPANY, a California corporation

By:	/s/ Gerard Guez
Name:	Gerard Guez
Title:	President

TARRANT APPAREL GROUP, a California corporation

By:	/s/ Patrick Chow
Name:	Patrick Chow
Title:	Chief Financial Officer, Assistant Secretary and Vice President

SOLELY FOR THE PURPOSES

OF ARTICLE 3 AND SECTIONS 4.6,

4.7, 4.10, 4.11, 4.12 and ARTICLE 7:

GUARANTORS:

/s/ Gerard Guez
GERARD GUEZ

/s/ Todd Kay
TODD KAY